Exhibit 10.13

February 1, 2019

Heather Turner

Electronic delivery

Re: Offer of Employment by Lyell Immunopharma, Inc.

Dear Heather:

I am very pleased to confirm our offer to you of employment with Lyell Immunopharma, Inc. (the “Company”). I am delighted to offer you a position as Senior Vice President and General Counsel at Lyell ImmunoPharma. The opportunity to work with you to build one of the world’s great companies whose goal is nothing less than to develop curative therapies for solid tumors is one I am thrilled to have and know that your contributions will help ensure that we will achieve our ambitions. You will report to Liz Homans, President of the Company. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Cash Compensation.

(a) Starting Salary. Your starting salary will be four hundred twenty thousand dollars ($420,000) per year and will be subject to annual review.

(b) Target Annual Bonus. In addition, in connection with your employment and commencing with the 2019 fiscal year, you will be eligible for an incentive bonus of up to 40% of your base salary for the fiscal year of the Company during which you commence employment, based on the achievement of performance objectives to be determined by the Company’s Board of Directors (the “Board”). Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board. Any bonus for a fiscal year will be paid within 3 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Heather Turner

Employment Offer from Lyell Immunopharma

3. Termination of Employment Without Cause or for Good Reason.

(a) If (1) the Company terminates your employment without Cause, or (2) you resign for Good Reason (each, as defined on Appendix A hereto), then you shall receive the following termination payments and benefits:

(i) an amount equal to twelve (12) months’ salary, at the rate in effect immediately prior to termination, payable in accordance with the terms below (collectively, the “Severance Payments”);

(ii) (1) unpaid Salary earned through the date of termination, (2) unused vacation that has accrued and would be payable under the Company’s standard policy ((1) and (2), collectively, the “Accrued Obligations”), and (3) any discretionary bonus that the Company had determined to pay to you but which had not yet been paid to you as of the date of your termination, payable in a lump sum on the next regularly scheduled payroll date following the date on which your employment terminated; and

(iii) the employer portion of COBRA continuation coverage, so long as you have not become actually covered by the medical plan of a subsequent employer during any such month and are otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of twelve (12) months following the date of termination. After such period, you are responsible for paying the full cost for any additional COBRA continuation coverage to which you are then entitled.

(b) As a condition to receiving the payments and benefits under this Section 3 other than the Accrued Obligations, you shall timely execute (and not revoke within the applicable revocation period) a general release and waiver of all claims against the Company, which release and waiver shall be in substantially the form attached hereto as Appendix B. Such release and waiver shall be delivered to the Company (or, with respect to a Change in Control, any surviving or successor employer (“Successor Employer”) thereto) and become effective and irrevocable within sixty (60) days after the date of termination.

(c) Notwithstanding anything herein to the contrary, termination of your employment shall not be for Cause unless the Company notifies you in writing within ten (10) days of the date of termination that your termination was for Cause.

(d) Subject to Section 3(b), Severance Payments under Section 3(a)(i) shall be paid to you through the Company’s normally scheduled payroll, beginning with the first payroll period following the 60th day after the date on which your employment was terminated without Cause or you resigned for Good Reason.

(e) To the extent (i) any payments to which you become entitled under this offer letter, or any agreement or plan referenced herein, in connection with your termination of employment with the Company, constitute deferred compensation subject to Section 409A of the Internal Revenue Code (“Section 409A”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of your “separation from service” (as such term is at the time

Heather Turner

Employment Offer from Lyell Immunopharma

defined in regulations under Section 409A) with the Company and (ii) the date of your death following such separation from service, provided, however, that such deferral shall be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty-percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that (i) all payments hereunder are exempt from Section 409A to the maximum permissible extent and, (ii) for any payments where such construction is not tenable, so that those payments comply with Section 409A to the maximum permissible extent. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. All references to termination of employment or similar terms shall be deemed to mean separation from service within the meaning of Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A payable to you under this Agreement could be paid in one or more taxable years depending upon you completing certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

4. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5. No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Heather Turner

Employment Offer from Lyell Immunopharma

6. Equity Grant. We will recommend to the Board of Directors of the Company that you be granted a stock option to purchase up to 500,000 shares of Common Stock of the Company (the “Option”). The Option will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”) and associated form of stock option agreement, and will have an exercise price equal to the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves each Option, as applicable. The Option will vest at the rate of twenty five percent (25%) of the shares at the end of your first anniversary with the Company, and an additional 1/48th of the shares per month thereafter, so long as you remain employed by the Company. However, the grant of such option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.

7. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

8. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9. Arbitration. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision (collectively, “Arbitrable Claims”).

THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in Santa Clara County, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

Heather Turner

Employment Offer from Lyell Immunopharma

10. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

11. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

12. Acceptance. This offer will remain open until February 6, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Rick Klausner
Rick Klausner, CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Heather Turner	Date signed:	2/1/2019
Heather Turner

Proposed start date: April 1, 2019

APPENDIX A

DEFINITIONS

Capitalized terms used below that are not defined in this Appendix A have the meanings set forth in the offer letter (the “Agreement”) between you (“Executive”) and the Company, to which this Appendix A is attached. As used in the Agreement:

1. “Cause” means:

(a) Executive is indicted for, convicted of, or pleads guilty or nolo contendere to, a felony or crime involving moral turpitude;

(b) Executive engages in conduct that constitutes willful gross negligence, willful misconduct, or unsatisfactory performance in carrying out the Executive’s duties under this Agreement, and, if curable, such breach remains uncured following fifteen (15) days prior written notice given by the Company to the Executive specifying such conduct;

(c) Executive has breached any covenant or any material provision of any agreement with the Company, including among other things, a willful and material breach of written Company policy, and, if curable, such breach remains uncured following fifteen (15) days’ prior written notice specifying such breach given by the Company to the Executive;

(d) Executive’s material violation of federal law or state law that the Board reasonably determines has had or is reasonably likely to have a material detrimental effect on the Company’s reputation or business; or

(e) Executive’s act of fraud or dishonesty in the performance of the Executive’s job duties.

2. “Change in Control” means any transaction or series of related transactions pursuant to which any individual or entity acquires (a) more than fifty percent (50%) of the issued and outstanding equity securities of the Company or (b) all or substantially all of the assets of the Company (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity securities by sale, exchange or transfer of the Company’s consolidated assets or otherwise).

3. “Good Reason” means:

(a) that Executive, without Executive’s express, written consent, has incurred a material reduction in authority, title, duties or responsibilities at the Company or a successor employer (with respect to a termination in connection with a Change in Control, relative to Executive’s authority, title, duties or responsibilities immediately prior to the Change in Control);

(b) that Executive, without Executive’s express, written consent, has suffered a material breach of this Agreement by the Company or a successor employer;

(c) that Executive, without Executive’s express, written consent, has been required to relocate or travel more than fifty (50) miles from Executive’s then current place of employment in order to continue to perform the duties and responsibilities of Executive’s position (not including customary travel as may be required by the nature of Executive’s position); or

(d) that Executive, without Executive’s express, written consent, has been directed by the Board to violate knowingly and intentionally any material state, federal or foreign law, rule or regulation applicable to the Company.

Termination of employment by Executive will not be for Good Reason unless (1) Executive notifies the Company in writing of the existence of the condition which Executive believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which

Heather Turner

Employment Offer from Lyell Immunopharma

it receives such notice (the “Remedial Period”), and (3) Executive actually terminates employment immediately after the expiration of the Remedial Period and before the Company remedies such condition. If Executive terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Executive’s termination will not be considered to be for Good Reason.

[Remainder of page left intentionally blank]

APPENDIX B

FORM OF RELEASE

In consideration for the payments and benefits to be provided pursuant to Section 3 of the offer letter (the “Agreement”) entered into by and between Heather Turner (“Executive”) and Lyell Immunopharma, Inc., a Delaware corporation (the “Company”), with an effective date of February 1, 2019, Executive agrees to the following:

(a) Executive represents that Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

(b) Executive expressly waives all claims, whether known or unknown, against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities, and all of the past and present directors, stockholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), including but not limited to claims arising from the California Constitution; Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); Sections 1981 through 1988 of Title 42 of the United States Code; the California Fair Employment and Housing Act (Cal. Govt. Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§621-633a) (“ADEA”); the Older Workers’ Benefit Protection Act; Section 132a of the California Labor Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); the Immigration Reform and Control Act; The Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Family Medical Leave Act; any claims under California or other state laws, and any other federal, state or local law, rule, regulation or ordinance; any public policy, contract, tort or common law; or, any basis for recovering costs, fees, or other expenses including attorneys’ fees; and claims of intentional infliction of emotional distress; breach of implied contract; or any other statute or common law principle of similar effect, known or unknown, which Executive now has, owns, or holds, or claims to have, own or hold, or which Executive at any time heretofore had, owned, or held, or claimed to have, own, or hold or which Executive at any time hereinafter may have, own, or hold, or claim to have, own, or hold, against each or any of Executive’s Releasees, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, arising from acts, events, or circumstances occurring on or before the date of this Agreement. (the “Release”); provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee pension benefit plans in which Executive is a participant by virtue of Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the execution of this Release by Executive, (ii) Executive’s rights under any stock option or other equity incentive agreement between Executive and Company (or any successor thereto) or under the stock option plans of the Company (or any successor thereto), (iii) any rights to ownership as a stockholder of the Company (or any successor thereto); (iv) Executive’s rights under the Agreement; (v) any rights pursuant to an agreement entered into in connection with a Change in Control (as defined in the Agreement) (including, without limitation, agreements entered into between the Company and any acquirer of the Company) or otherwise accruing to Executive as a result of, or related to a Change in Control, (vi) any claims Executive may have for indemnification pursuant to the Company’s certificate of incorporation, bylaws, law, contract or Company policy, (vii) any claims for coverage under any applicable directors’ and officers’ insurance policy in accordance with the terms of such policy, or (viii) any claims arising from events that occur solely after the date Executive signs this Release. Nothing in this Release precludes Executive from entitlement to any monetary recovery awarded by the Securities and Exchange Commission in connection with any action asserted by the Securities and Exchange Commission.

Heather Turner

Employment Offer from Lyell Immunopharma

California Civil Code Section 1542 Waiver. Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, and to the extent applicable any similar laws or statutes of any and all other States, and does so understand and acknowledge the significance and consequence of such specific waiver of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Immunity under the Defend Trade Secrets Act of 2016. The federal Defend Trade Secrets Act of 2016 provides immunity in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company trade secrets. Specifically, Company employees, contractors, and consultants may disclose trade secrets:

(1)

in confidence, either directly or indirectly, to a Federal, State, or local government official, either directly or indirectly, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or

(2)	“in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may also use and disclose related trade secrets in the following manner:

(1)	the individual may disclose the trade secret to his/her attorney, and

(2)

the individual may use the information in related court proceeding, as long as the individual files documents containing the trade secret under seal, and does not otherwise disclose the trade secret “except pursuant to court order.”

Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA). Executive understands and warrants that Executive has been given a period of twenty-one (21) days to review and consider this Release or forty-five (45) days if Executive’s termination is part of a group reduction in force. Executive further warrants that Executive understands that, with respect to the release of age discrimination claims only, Executive has a period of seven days (7) after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.

EXECUTIVE ACKNOWLEDGES ALL OF THE FOLLOWING:

(A) I HAVE CAREFULLY READ AND HAVE VOLUNTARILY SIGNED THIS RELEASE;

Heather Turner

Employment Offer from Lyell Immunopharma

(B) I FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS RELEASE, INCLUDING THE WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT; AND

(C) PRIOR TO SIGNING THIS RELEASE, I HAVE BEEN ADVISED OF MY RIGHT TO CONSULT, AND HAVE BEEN GIVEN ADEQUATE TIME TO REVIEW MY LEGAL RIGHTS WITH AN ATTORNEY OF MY CHOICE.

/s/ Heather Turner
Executive Signature

Heather Turner
Executive Name (Print)

2/1/2019
Date